 Exhibit 16.1

[Jones Simkins, P.C. letterhead]

July 25, 2012

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N. W.

Washington, DC 20549

Re: ClearOne Communications, Inc.

Commission File Number: 001-33660

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by ClearOne Communications, Inc. in Item 4.01 of its Form 8-K dated July 26, 2012 and captioned “Change in Registrant’s Certifying Accountant” insofar as they relate to our Firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly yours,

/s/ Jones Simkins, P.C.

Logan, Utah